Exhibit 8.2

LOEB & LOEB LLP 345 Park Avenue New York, NY 10154	Main+1 212-407-4000 Fax+1 212-407-4990

September 2, 2026

Archimedes Tech SPAC Partners II Co.

Re:	Registration Statement of Archimedes Tech SPAC Partners II Co.

Ladies and Gentlemen:

We have acted as United States counsel to Archimedes Tech SPAC Partners II Co., a Delaware corporation (“ATII”), in connection with the proposed Company Mergers (as defined below) contemplated by an agreement and plan of merger made and entered into on April 20, 2026 (the “Merger Agreement”) by and among ATII, Forge Nano, Inc., a Delaware corporation (the “Company”), ATII Holdings Inc., a Delaware corporation (“Pubco”), ATII Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of ATII (“Merger Sub I”), and ATII Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of ATII (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”). Any capitalized terms used, but not defined, herein have the meanings given to such terms in the Merger Agreement. As more fully described in the Registration Statement (as defined below), the Merger Agreement provides for a series of transactions pursuant to which, among other things: (i) at least one day prior to the First Effective Time, ATII will merge with and into Pubco (the “Domestication Merger”), with Pubco surviving the Domestication Merger and continuing its corporate existence as a Delaware corporation; (ii) at least one day following the effective time of the Domestication Merger, Merger Sub I will merge with and into the Company (the “First Company Merger”), with the Company surviving the First Company Merger as a direct, wholly owned Subsidiary of Pubco (the “Initial Surviving Corporation”); and (iii) immediately following the First Company Merger, the Initial Surviving Corporation will merge with and into Merger Sub II (the “Second Company Merger” and, together with the First Company Merger, the “Company Mergers”), with Merger Sub II surviving the Second Company Merger as a direct, wholly owned Subsidiary of Pubco.

The Mergers and certain other related transactions are described in the Registration Statement of Archimedes Tech SPAC Partners II Co., on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), initially filed on May 5, 2026 (Registration Number 333-295563), as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed and relied upon the Merger Agreement, the Registration Statement, the tax representation letters delivered to us by ATII, and such other documents as we have considered relevant to our analysis, including exhibits, schedules, and attachments to the foregoing documents. In examining such documents, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement, the Merger Agreement, and the tax representation letters delivered to us.

Based upon and subject to the foregoing (including the representations made by ATII) and the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement and other customary assumptions, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “—Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Domestication Merger as a Reorganization” insofar as they address the material U.S. federal income tax considerations of the Domestication Merger for beneficial owners of ATII securities (as defined in the Registration Statement) and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion,

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

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Archimedes Tech SPAC Partners II Co. Page 2

subject to the assumptions, qualifications, and limitations stated herein and therein. Statements contained therein, however, that ATII or the Company “believes,” “expects,” “intends,” “assumes,” or other similar phrases are not legal conclusions and do not constitute our opinion.

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and as described above. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to Archimedes Tech SPAC Partners II Co. under the captions “—Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Domestication Merger as a Reorganization” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP